EXHIBIT 10.33

CHANGE IN CONTROL BENEFITS AGREEMENT

This Change in Control Benefits Agreement (“Agreement”) is made and entered into as of November 7, 2007, by and between The Steak N Shake Company, an Indiana corporation (hereinafter referred to as the “Company”), and Gary T. Reinwald (hereinafter referred to as “Executive”).

WITNESSETH

WHEREAS, Executive is an executive officer of the Company; and

WHEREAS, the Company believes that Executive has made and will continue to make valuable contributions to the productivity and profitability of the Company; and

WHEREAS, the Company desires to encourage Executive to continue to make such contributions and not to seek or accept employment elsewhere; and

WHEREAS, the Company, therefore, desires to assure Executive of certain benefits in the event there is a Change in Control of the Company;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants herein contained and the mutual benefits herein provided, the Company and Executive hereby agree as follows:

1.           The term of this Agreement shall be from the date hereof through November 7, 2008.

2.           As used in this Agreement, “Change in Control” of the Company means:

(A)           The acquisition, within a 12-month period ending on the date of the most recent acquisition, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act as in effect from time to time) of fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; provided, however, that the following acquisitions shall not constitute an acquisition of control:  (i) any acquisition by a Person who, immediately before the commencement of the 12-month period, already held beneficial ownership of fifty percent (50%) or more of that combined voting power; (ii) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege), (iii) any acquisition by the Company, (iv) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (v) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (i), (ii) and (iii) of subsection (C) of this definition are satisfied;

(B)           The replacement of a majority of members of the Board of Directors during any 12-month period, by members whose appointment or election is not endorsed by a majority of the members of the Board of Directors prior to the date of the appointment or election;

(C)           A reorganization, merger or consolidation, in each case, unless, following such reorganization, merger or consolidation, (i) more than sixty percent (60%) of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Company common stock and outstanding Company voting securities immediately prior to such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the outstanding Company stock and outstanding Company voting securities, as the case may be, (ii) no Person (excluding the Company, any employee benefit plan or related trust of the Company or such corporation resulting from such reorganization, merger or consolidation and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, twenty-five percent (25%) or more of the outstanding Company common stock or outstanding voting securities, as the case may be) beneficially owns, directly or indirectly, twenty-five percent (25%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation;

(D)           A complete liquidation or dissolution of the Company; or

(E)           The sale or other disposition of all or substantially all of the assets of the Company, other than any of the following dispositions: (i) to a corporation with respect to which following such sale or other disposition (1) more than sixty percent (60%) of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Company common stock and outstanding Company voting securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the outstanding Company common stock and outstanding Company voting securities, as the case may be, (2) no Person (excluding the Company and any employee benefit plan or related trust of the Company or such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, twenty-five percent (25%) or more of the outstanding Company common stock or outstanding Company voting securities, as the case may be) beneficially owns, directly or indirectly, twenty-five percent (25%) or more of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (3) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company; (ii) to a shareholder of the Company in exchange for or with respect to its stock; (iii) to a Person that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all outstanding stock of the Company; or (iv) to an entity, at least fifty percent (50%) or more of the total value or voting power of which is owned, directly or directly, by the Company or by a Person described in (iii).

Despite any other provision of this definition to the contrary, an occurrence shall not constitute a Change in Control if it does not constitute a change in the ownership or effective control, or in the ownership of a substantial portion of the assets of, the Company within the meaning of Section 409A(a)(2)(A)(v) of the Internal Revenue Code of 1986, as amended (the “Code”) and its interpretive regulations.

3.            Should Executive be employed by Company on the date of any Change in Control of the Company that occurs on or prior to November 7, 2008 then Company shall pay to Executive in a lump sum on the date of the Change in Control or as soon thereafter as is reasonably practical, an amount equal to 30% of Executive’s then-current annual salary (the “Salary”) on the date of the Change in Control.  In computing the amount to be paid, the Salary shall not be less than Executive’s annual salary on the date of this Agreement.  The payment contemplated in this Section 7 shall be reduced by any tax or other withholdings required by law or elected by Executive.

4.           Executive acknowledges and agrees that the Company’s payment of the severance compensation pursuant to Section 3 of this Agreement shall be deemed to constitute a full settlement and discharge of any and all obligations of the Company to Executive arising out of this Agreement, Executive’s employment with the Company and/or the termination of Executive’s employment with the Company, except for any vested rights Executive may have under any insurance, stock option or equity compensation plan or any other employee benefit plans sponsored by the Company.  Executive further acknowledges and agrees that as a condition to receiving any of the severance compensation pursuant to Section 3 of this Agreement, Executive will execute and deliver to the Company a release agreement in form and substance reasonably satisfactory to the Company pursuant to which Executive will release and waive any and all claims against the Company (and its officers, directors, shareholders, employees and representatives) arising out of this Agreement, Executive’s employment with the Company, and/or the termination of Executive’s employment with the Company, including without limitation claims under all federal, state and local laws; provided, however, that such Release Agreement shall not affect or relinquish (a) any vested rights Executive may have under any insurance, stock option or equity compensation plan, or other employee benefit plan sponsored by the Company, (b) any claims for reimbursement of business expenses incurred prior to the employment termination date, or (c) any rights to severance compensation under Section 6 of this Agreement.

5.           In order to induce the Company to enter into this Agreement, Executive hereby agrees he will keep confidential and not improperly divulge for the benefit of any other party any of the Company’s confidential information and business secrets including, but not limited to, confidential information and business secrets relating to such matters as the Company’s finances and operations.  All of the Company’s confidential information and business secrets shall be the sole and exclusive property of the Company.  In the event of a breach or threatened breach by Executive of the provisions of this Section 5, the Company shall be entitled to an injunction restraining Executive from committing or continuing such breach.  Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach including the recovery of damages from Executive.  The covenants of this Section 5 shall run not only in favor of the Company and its successors and assigns, but also in favor of its subsidiaries and their respective successors and assigns and shall survive the termination of this Agreement.

6.           Should Executive die while any amounts are payable to him hereunder, this Agreement shall inure to the benefit of and be enforceable by Executive’s executors, administrators, heirs, distributees, devisees and legatees and all amounts payable hereunder shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee or other designee or if there be no such designee, to his estate.

7.           For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:

If to the Company:

The Steak N Shake Company
500 Century Building
36 South Pennsylvania Street
Indianapolis, Indiana  46204
Attention:  Chief Executive Officer
Copy to:    General Counsel

or to such other address as any party may have furnished to the other party in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

8.           The validity, interpretation, and performance of this Agreement shall be governed by the laws of the State of Indiana.  The parties agree that all legal disputes regarding this Agreement will be resolved in Indianapolis, Indiana, and irrevocably consent to service of process in such City for such purpose.

9.           No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and the Company.  No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time.  No agreements or representation, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party which are not set forth expressly in this Agreement.

10.           The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

11.           This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same Agreement.

12.           This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder, except as provided in Section 6 above.  Without limiting the foregoing, Executive’s right to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than a transfer by will or by the laws of descent and distribution as set forth in Section 6 hereof, and in the event of any attempted assignment or transfer contrary to this Section 12, the Company shall have no liability to pay any amount so attempted to be assigned or transferred.

13.  Any benefits payable under this Agreement shall be paid solely from the general assets of the Company.  Neither Executive nor Executive’s beneficiary shall have interest in any specific assets of the Company under the terms of this Agreement.  This Agreement shall not be considered to create an escrow account, trust fund or other funding arrangement of any kind or a fiduciary relationship between Executive and the Company.

14.  This Agreement shall be interpreted and applied in a manner consistent with any applicable standards for nonqualified deferred compensation plans established by Section 409A of the Code and its interpretive regulations and other regulatory guidance.  To the extent that any terms of this Agreement would subject Executive to gross income inclusion, interest, or additional tax pursuant to Section 409A of the Code, those terms are to that extent superseded by, and shall be adjusted to the minimum extent necessary to satisfy, the applicable Section 409A of the Code standards.

15.  This Agreement completely supersedes and replaces any other employment agreement or other agreement covering the same terms and conditions of this Agreement whether written or oral, between Company and Executive which was entered into prior to the date of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year first above set forth.

THE STEAK N SHAKE COMPANY

By: /s/ Alan B. Gilman
Alan B. Gilman, Interim Chief Executive Officer

                                            /s/ Gary T. Reinwald
                                                  Executive Vice President, Development